Exhibit 99.1

Media -

Tut Systems, Inc. Prices Follow-On Public Offering of Common Stock

LAKE OSWEGO, Oregon – October 8, 2004 — Tut Systems, Inc. (NASDAQ: TUTS) announced today the public offering of 4,000,000 shares of its common stock, all of which are being sold by the Company, at a price of $2.25 per share. The Company has granted the underwriters the right to purchase up to an additional 600,000 shares at the public offering price. The offering is being managed by Needham & Company, Inc. and Merriman Curhan Ford & Co. A copy of the prospectus relating to these securities may be obtained at www.sec.gov.

About Tut Systems, Inc.

Tut Systems, Inc. (NASDAQ: TUTS) delivers content processing and distribution products for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies in the United States and abroad use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America, Europe and Asia. For more information visit www.tutsys.com or call 971-217-0400.

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